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           IntegraMed and Theralogix Form Fertility Supplement Venture
        Network of Fertility Clinics and Nutraceutical Developer Team Up to Offer First Independently-Certified Supplement to Enhance Male Fertility


PURCHASE, NEW YORK - IntegraMed America, Inc. (NASDAQ: INMD), the largest network of fertility medical practices in the United States, and Theralogix, a developer of academically-backed nutritional supplements, have announced the launch of Fertility Sciences, LLC, a new venture committed to developing evidence-based nutritional supplements to help enhance fertility.

With thousands of dietary supplements on the market, Americans spent almost $20 billion in 2004 on products such as ginko biloba, ginseng and memory enhancers. Many of these supplements lack meaningful scientific support and are produced and marketed with little government oversight.

Recognizing this issue, Fertility Sciences has introduced ConceptionXR for Men, the first content-certified, physician-formulated nutritional supplement designed to help enhance male fertility. The supplement, contains antioxidants and other micronutrients, such as selenium, l-carnitine, vitamin C, vitamin E and zinc, which help support sperm count, motility (movement) and morphology (shape).

ConceptionXR for Men is certified for content accuracy and purity through the NSF International(R) Dietary Supplements Certification Program, an independent, non-profit program, which brings strict "Good Manufacturing Practices" standards to the certification process. The fertility supplement is the first to be introduced to the U.S. market that is certified for content accuracy and purity by an independent, third-party agency.

"We've spent years developing ConceptionXR for Men," said Mark Ratner, M.D., medical director of Theralogix. "After a development process involving extensive review of the published literature, sourcing analysis and independent testing for content accuracy, we are extremely confident that this product represents an evidence-based approach with absolute quality assurance."

In addition to being independently certified, ConceptionXR for Men is also the first multi-component nutritional supplement with a formulation based exclusively on clinical research findings that have been published in peer-reviewed medical literature. The supplement was designed by the Fertility Sciences Medical Advisory Board, which is comprised of reproductive endocrinologists, urologists, and pharmacologists from several U.S. medical school faculties, making ConceptionXR the first male fertility supplement created by a broadly-based team of fertility experts.

"The creation of Fertility Sciences is a significant step forward for infertility medicine," said Jay Higham, IntegraMed president and COO. "By establishing a more reliable source of fertility supplements, we believe it can further enhance treatment success. We are very excited to be a part of this new venture with Theralogix, but moreover, we are excited for the patients who will benefit from ConceptionXR."

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                   Fertility Sciences Introduces ConceptionXR for Men, page 2/2


Studies conducted by the Cleveland Clinic Foundation found strong clinical evidence that a high percentage of men diagnosed with infertility exhibit high levels of seminal oxidative stress, which may impair the quality of their sperm. As a result of similar findings, more than 30 percent of men seeking infertility treatment use complementary therapies, such as vitamins, antioxidants or herbal medicines. But according to a study published in Urology nearly half do not disclose their use to their physician,

"Physicians are often concerned about the supplements patients may be taking," said Robert Stillman, M.D., a member of the Fertility Sciences Medical Advisory Board. "Published research suggests that many supplements on the market today can have an adverse effect on infertility treatment. Because I have first-hand knowledge of the contents and the quality of ConceptionXR, I feel confident recommending it to my patients as an effective and safe option."

A clinical trial is currently underway at the Tulane University School of Medicine, which is designed to assess the impact of ConceptionXR for Men on seminal oxidative stress, as well as sperm structure and function in infertile men. Results are expected in the autumn of 2005.

ConceptionXR for Men is available for online purchase at www.conceptionxr.com. Product samples and discount vouchers will be available through participating IntegraMed practices beginning in April.

                                       ###

About Fertility Sciences
Fertility Science's mission is to facilitate the responsible use of evidence-based, complementary therapies in reproductive practice. The company distributes a limited number of evidence-based, academically-backed nutritional supplements, which are formulated and endorsed by leading fertility specialists, and certified for purity and content accuracy. The company's first product offering, ConceptionXR for Men, targets male factor infertility. The supplement is intended to benefit fertility providers and patients by providing a product whose formula is vetted by highly-credentialed scientists and whose manufacturing, bottling and labeling is overseen by NSF(R), a global leader in independent third-party certification.

About IntegraMed
IntegraMed, based in Purchase, NY offers products and services to patients, providers and payors focused on the $2 billion fertility industry. IntegraMed provides business services to a national network of fertility centers; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates www.integramed.com, a leading fertility portal.

About Theralogix
Theralogix is an established leader in the development of evidence-based, academically-backed nutritional supplements. Mark H. Ratner, M.D., a urologist sub-specializing in andrology and male infertility, founded the company in 2002. Today, Theralogix produces nutritional supplements designed to support bladder and prostate health, as well as male fertility. For more information, please visit www.theralogix.com.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed America are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business service contract(s); profitability at Reproductive Science Centers serviced by IntegraMed America; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission. All information in this press release is as of April 22, 2005, and IntegraMed undertakes no duty to update this information.